EXHIBIT 23.1

JIMMY C.H. CHEUNG & CO. Certified Public Accountants Members of Kreston International	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
NETWORK CN INC.

We consent to the incorporation by reference in the Registration Statement No, 333-141943 on Form S-8 of Network CN Inc., relating to our audit of the consolidated financial statements included in the Annual Report on Form l0-K of Network CN Inc. for the year ended December 31, 2008.

JIMMY C.H. CHEUNG & CO
Certified Public Accountants

Hong Kong

Date:  March 26, 2009

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Telephone: (852) 25295500 Fax: (852) 28651067 Email: jimmy.cheung@jchcheungco.hk Website: http://www.jchcheungco.hk	Kreston International with offices in Europe America, The Middle East, The Far East and Australia